Exhibit 21.1      Subsidiaries of the Registrant

The Terra Nova Financial Group, Inc. (formerly Rush Financial Technologies, Inc.) subsidiaries are as follows:

Terra Nova Trading, LLC                    an Illinois limited liability company
Market Wise Securities, LLC                a Delaware limited liability company
Market Wise Stock Trading School, LLC      a Colorado limited liability company
RushTrade Securities, Inc                  a Texas corporation
RushGroup Technologies, Inc.               a Texas corporation
Rushmore Securities Corporation            a Texas corporation
RushTrade.com                              a Texas corporation
LostView Development Corporation           a Texas corporation


Terra Nova Financial Group, Inc. is a Texas corporation